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                                                                    Exhibit 10.7



                                                               December 13, 2000

                                                       |__|    Employee's Copy
                                                       |__|    Employer's Copy


                           US OFFICE PRODUCTS COMPANY
                        BUSINESS UNIT RETENTION AGREEMENT

To Anne Smyth:

         US Office Products Company (the "COMPANY") wants to retain your services during the term of this Agreement for itself and for US Office Products, North America, the business unit (the "BUSINESS UNIT") for which you principally work and to which more than 50% of your expenses are allocated for budget purposes. (This Agreement refers to the Company and the Business Unit collectively as your "EMPLOYER.") Your Employer values your services, appreciates your dedication, considers you an important part of its operations, and wants to retain you and also give you additional incentives to assist in any possible transaction relating to a possible "CHANGE IN CONTROL" (as defined in Annex A) of the Company or of the Business Unit, should the Company decide to pursue any such transaction.

         TERM. This Agreement runs from December 1, 2000 (the "EFFECTIVE DATE") to 5:00 p.m. Eastern Time on November 30, 2002, or if later to the first anniversary of the first Change in Control that occurs before November 30, 2002 (the "TERM"). Neither you nor your Employer has any obligation to extend the Term. Even if this Agreement expires or is terminated, you agree to comply with any paragraphs that state that they continue beyond termination of this Agreement.

         DUTIES. As part of this Agreement, you agree to (i) continue to perform all of your current duties and comply with your employment agreement (if any) with your Employer, as any such agreement exists today or is amended or replaced in the future (the "EMPLOYMENT AGREEMENT"); (ii) assist with various non-operating activities, which could include outside investment, financing, transactions, or business reconfiguration as your Employer requests, including providing all information your Employer considers necessary or appropriate;
(iii) carry out any other tasks your Employer reasonably requests to facilitate such activities or any Change in Control; and (iv) perform the duties assigned to you following any such activities, including any Change in Control.

         RETENTION PAYMENT. To provide you with special incentives to remain with your Employer through the Term, your Employer will pay you $100,000.00 (the "RETENTION PAYMENT") on or around January 15, 2001, reduced by any applicable withholding and payroll taxes. By accepting this Retention Payment, you agree to remain with your Employer for a period of 12 months. In addition, you agree to accept this payment in lieu of any payment under the FY 2001 Short Term Incentive Plan, excluding any short-term incentive payment for which you may be eligible under the change in control terms specified in that plan. You agree to repay the "RETENTION PAYMENT AMOUNT" (defined to mean the Retention Payment, net of taxes paid



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and/or withheld and other payroll deductions) within 10 days after your employment ends if your employment ends before December 31, 2001, except as provided in this section. Your Employer will forgive repayment of 25% of the Retention Repayment Amount if your employment ends after June 30, 2001, 50% if after September 30, 2001, and 100% if after December 31, 2001. Your Employer will forgive repayment of 100% of the Retention Repayment Amount if you resign for "Good Reason" (as defined below) following a change in control, your Employer ends your employment without Cause, you die, or your employment ends under a "DISABILITY" as defined in your Employment Agreement. If you do not have an Employment Agreement or it lacks such a definition, you will have a "DISABILITY" if, as a result of incapacity due to physical or mental illness or injury, (i) you have been unable to perform the material duties of your position on a full-time basis for a period of four consecutive months, or for a total of four months in any six-month period, (ii) you are unable to resume your full-time duties within 30 days after written notice to you (given before or after the end of the preceding periods, but not effective earlier than the last day of the applicable period) that your Employer will terminate your employment for Disability, and (iii) your Employer does so terminate your employment.

         CHANGE IN CONTROL. If a Change in Control occurs during the Term, and if, within 12 months after the Change in Control, either (i) your Employer subsequently terminates your employment without Cause or (ii) you resign subsequently for Good Reason during the Term, then your Employer or the "Successor" (as defined below) will pay you $708,000.00 (the "SEVERANCE") (reduced by any applicable withholding taxes) within 10 days after your employment ends. The Severance will be adjusted, as necessary, to be two times your then current base salary (annualized) if that amount changes.

         If your employment with your Employer terminates for any reason, or without reason, before the closing of a Change in Control, this CHANGE IN CONTROL section will terminate on the effective date of such termination of employment and you will not receive Severance under this Agreement but may still be eligible for severance under your Employment Agreement (if any) or your Employer's generally applicable severance policy. However, if your Employer terminates your employment without Cause within 60 days before, and in anticipation of, the completion of a Change in Control (that is subsequently completed), then you will be entitled to receive the Severance as if your Employer had terminated your employment without Cause after the closing of the Change in Control (such amounts becoming payable to you after such closing).

         TERMINATION AND SEVERANCE. You and your Employer agree that your Employer may terminate your employment, with or without Cause, or you may resign. If you resign other than for Good Reason, you must give your Employer such amount of prior written notice as your Employment Agreement specifies, or, if none is specified, 14 days' prior written notice. If you resign for Good Reason, you must give your Employer such amount of prior written notice of the basis to resign as your Employment Agreement specifies, or, if none is specified, 14 days' prior written notice, subject to your Employer's right to cure the situation within 14 days after receipt of notice. If the situation is cured in this 14-day period, you will not be entitled to resign for Good Reason.

         FOR CAUSE. Your Employer may terminate your employment for "CAUSE" if
(i) you breach your obligation to keep the details of your Employer's business activities and any

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potential Changes in Control and related matters confidential both within and outside the Company, except as otherwise directed by an officer of your Employer; (ii) you interfere with your Employer's operations, including through a breach of your duties as specified in this Agreement or in any Employment Agreement, or (iii) any of the "Cause" definitions in your Employment Agreement, if any, apply.

         If you do not have an Employment Agreement, CAUSE will also include (i) your material breach of any confidentiality or noncompete agreement with your Employer that either cannot be cured or, if curable, is not cured within 10 days of your receipt of written notice from your Employer specifying the breach; (ii) your gross negligence in the performance of your duties to your Employer, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board of Directors of the Company (the "BOARD"), your superior officers, or your Employer's policies and procedures, which actions continue for a period of at least 10 days after your receipt of written notice of the need to cure or cease; (iii) your willful dishonesty, fraud, or misconduct with respect to the business or affairs of your Employer, and that in the judgment of your Employer materially and adversely affects the operations or reputation of your Employer; (iv) your conviction of a felony or other crime involving moral turpitude; or (v) your abuse of alcohol or drugs (legal or illegal) that, in your Employer's judgment, materially impairs your ability to perform your duties for your Employer.

         GOOD REASON. You may resign from employment for "GOOD REASON" during the Term and within 12 months after an Change in Control if, during the course of your duties of employment or as a provision of an offer of employment by a Successor, you are, without your written consent, subject to:

         - A material decrease in job duties or scope of responsibility, including revenue responsibility, but excluding a change in title, officer status, and/or reporting relationship;

         - A reduction in your base salary of greater than 10% on an annual basis or a reduction in your combined annual base salary and short term incentive bonus target of greater than 20%;

         - A change in your principal place of employment after, or in anticipation of, a Change in Control such that your daily commute from your residence as of the date immediately prior to the date on which the place of employment is relocated increases by at least 25 miles;

         - Your Employment Agreement, if any, (including, without limitation, any severance obligations under this Agreement)
                  (i) not being assumed by a Successor or not otherwise remaining in full force and effect following any Change in Control, or (ii) such assumption or continued effect is for a period less than the greater of your then remaining term under such Employment Agreement or the first anniversary of the Change in Control; or

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         -        A Successor's refusing to offer you a written employment
                  agreement on substantially similar terms as those applicable to persons at your level of employment and you had an Employment Agreement in effect with your Employer before a Change in Control.

         Termination of employment excludes any transfer among the Company and any entities that are part of its consolidated group.

         Your resignation for Good Reason or termination without Cause will not entitle you to Severance under this Agreement except as provided under CHANGE IN CONTROL above.

         If you resign for Good Reason, you must give your Employer written notice of your resignation within 30 days after the occurrence of the event that forms the basis of your Good Reason or within 30 days after receiving notice from a Successor of its decision to (i) not assume or continue your Employment Agreement; (ii) do so for a period less than the greater of your then remaining term under such Employment Agreement or the first anniversary of the Change in Control; or (iii) not offer you a written employment agreement on substantially similar terms as those applicable to persons at your level of employment.

         REPAYMENTS. You agree to make any repayments provided under this Agreement to the entity from which you receive the payment or its successor.

         AMENDMENT; WAIVER. Neither you nor your Employer may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by you and an executive officer of the Company, with the prior approval of the Board. Either party's waiver of the other's compliance with any provision of this Agreement does not waive any other provision of this Agreement or any subsequent breach by such party of a provision of this Agreement.

         NO MITIGATION OR OFFSET FROM OTHER EMPLOYERS. You are not required to mitigate the payments under this Agreement by seeking other employment or otherwise, and your Employer will not offset its obligations under this Agreement to reflect compensation you receive from other employers.

         GOVERNING LAW. The laws of the state in which your principal place of employment lies (other than its conflict of laws provisions) govern this Agreement.

         ASSIGNMENT. Your Employer may assign or otherwise transfer this Agreement and all of its or their rights, duties, obligations, or interests under it (i) to any of its or their affiliates or subsidiaries or (ii) to any business entity that at any time by merger, consolidation, or otherwise acquires all or substantially all of the Company's stock or assets or to which the Company transfers all or substantially all of its assets or that acquires substantially all of the stock or assets of the Business Unit. Upon such assignment or transfer, any such business entity (the "SUCCESSOR") will be treated as substituted for your Employer for all purposes. Such a transfer or assignment will not itself constitute your termination of employment without Cause. This Agreement binds the Company, its successors or assigns, and your heirs and the personal representatives of your estate. Without the Company's prior written consent, you may not assign


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or delegate this Agreement or any or all rights, duties, obligations, or interests under it. YOU AGREE THAT THE ASSUMPTION OF THIS AGREEMENT AND ANY OTHER SEVERANCE OBLIGATIONS OWED TO YOU BY A SUCCESSOR IN A CHANGE IN CONTROL RELEASES THE COMPANY AND THE BUSINESS UNIT, EXCEPT TO THE EXTENT IT IS PART OF THE SUCCESSOR, FROM ANY OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING ANY SEVERANCE OBLIGATIONS, AND RELEASES AND WAIVES ANY CLAIMS YOU MAY HAVE AGAINST THE COMPANY OR THE BUSINESS UNIT, EXCEPT TO THE EXTENT IT IS PART OF THE SUCCESSOR, FOR THE PAYMENT OF SUCH AMOUNTS.

         EFFECTS ON EMPLOYMENT OR OTHER RELATIONSHIP. Nothing in this Agreement restricts your Employer's rights or those of any of its or their affiliates to terminate your employment or other relationship at any time, with or without Cause. In that event, you agree that the Severance under this Agreement (as set forth under CHANGE IN CONTROL above), will be in lieu of, and not in addition to, any severance payment that otherwise would be payable to you under your Employment Agreement or other applicable severance policy, except that in no event will you receive a severance payment less than you would have been entitled to receive under your Employment Agreement or other applicable severance policy alone. Except as specified under RETENTION PAYMENTS, this Agreement will not alter or reduce any right you may have to receive any incentive compensation under any plan of the Company or Business Unit, whether pursuant to the terms of your Employment Agreement or the terms of any applicable incentive compensation plan.

         NO EFFECT ON RUNNING BUSINESS. You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its stockholders or the Business Unit to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in Company's or Business Unit's capital structure or its business, or any merger or consolidation of the Company or Business Unit, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company's or Business Unit's common stock or the rights thereof, or the dissolution or liquidation of the Company or Business Unit, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above. Nothing in this Agreement imposes any requirement on the Company or Business Unit to complete any non-operating activities or any Change in Control.

         NOTICES. Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You should send or deliver your notices to the Company's corporate headquarters, addressed to the Chief Executive Officer of the Business Unit, with a copy to the Company's General Counsel (and, to the extent that the Company still controls the Business Unit, with a copy to the Chief Executive Officer of the Company at the headquarters office of the Company). Your Employer will send or deliver any notice given to you at your address as reflected on the Company's personnel records. You and your Employer may change the address for notice by like notice to the other. You and your Employer agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.


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         If you accept the terms of this Agreement, please sign below. We encourage you to consult with any advisors you choose.

                                                  ------------------------

                                            By:  /s/ Warren D. Feldberg
                                                 ----------------------------
                                                 Warren D. Feldberg
                                                 President and CEO


I accept and agree to the terms set forth in this Agreement:
/s/ Anne Smyth             Dated:   February 19, 2001
-------------------------           -------------------
Anne Smyth




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                                     ANNEX A

A "CHANGE IN CONTROL" means any of the following events after the Effective
Date:

     (i) any Person, other than one or more Excluded Persons, acquires directly or indirectly, in one or a series of transactions, the Beneficial Ownership of any voting securities of the Company (the "COMPANY VOTING SECURITIES") and immediately after such acquisition, such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all the then-outstanding Company Voting Securities, where

          (I) "BENEFICIAL OWNERSHIP," "BENEFICIAL OWNER," and "BENEFICIALLY OWN" have the meanings provided under, and shall be calculated in the manner provided in, Rule 13d-3 under the Securities Exchange Act of 1934 ("EXCHANGE ACT"), as amended, but without regard to whether a right to acquire securities is exercisable within 60 days of the date on which ownership is being calculated;

          (II) "EXCLUDED PERSON" means a Person that is or includes (in a Group) the Company; any majority-owned subsidiary (whether in corporate or other form) of the Company; with respect to the Participant, the Participant if he or she has a direct or indirect Beneficial Ownership in the acquiring Person of at least 5%; or, solely with respect to (i) above, Clayton, Dubilier & Rice; and

         (III) "PERSON" means any individual, entity, or "GROUP" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act);

     (ii) except as provided in subparagraph (ii)(I), the Company completes a merger, consolidation, recapitalization, or reorganization of the Company (an "EVENT").

          (I) An Event does not constitute a Change in Control if the Beneficial Owners of the Company Voting Securities outstanding immediately before such Event ("OLD OWNERS") Beneficially Own securities that represent immediately after such Event at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent (the "RESULTING VOTING SECURITIES") (in other words, an Event is not a Change in Control unless Beneficial Owners who were not Beneficial Owners pre-Event ("NEW OWNERS") have Beneficial Ownership of more than 50% of the Resulting Voting Securities).

          (II) For purposes of applying the exception set forth in subparagraph
               (ii)(I) of this definition, if an Old Owner Beneficially Owns a greater number of the Resulting Voting Securities immediately after the Event than the number the Old Owner received solely as a result of the Event, that excess


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               ownership will be treated as held by a New Owner and thus count against the 50% continuity test (making it more likely that a Change in Control occurred if a Person's Beneficial Ownership increased disproportionately in connection with the Event);

    (iii) the Business Unit undergoes a sale, disposition, spin-off, or liquidation other than to an Excluded Person, of a Substantial Portion, in one or a series of transactions, of the Business Unit's assets or, for Business Units that are entities, of at least 75% of the stock of the entity, where a "SUBSTANTIAL PORTION" means at least 75% of the assets of the business unit measured by their book value as compared with the book value of such assets as of April 27, 2000 (the "STARTING VALUE") (provided that if the book value of an asset is reduced or increased after April 27, 2000 due to (X) a change in accounting policies or methods, (Y) a write-up or write-down in asset value as required by the financial policies of the Company or its auditors due to a change in market conditions, the value of goodwill, or other similar factors or conditions (but not because of the sale or purchase of assets), or (Z) other similar accounting or auditing requirements, the Starting Value of such asset shall be adjusted to be equal to the adjusted asset valuation (less the aggregate amount of any amortization or depreciation of such asset from April 27, 2000 through the date of revaluation)), where the determination of asset value and any decline of asset value for this purpose will be made by the Board, by reference to the Company's financial statements and after consultation with the Company's independent auditors, WHICH DETERMINATION YOU HEREBY AGREE WILL BE FINAL AND BINDING;

     (iv) at any point after the Effective Date, Incumbent Directors cease to be a majority of the members of the Board, where an "INCUMBENT DIRECTOR" is (I) an individual who is a member of the Board on the Effective Date or (II) any new director whose appointment or election by the Board or whose nomination for election by the stockholders was approved by two-thirds (2/3) of the persons who were already Incumbent Directors, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (v) the Board or its Compensation Committee determines that it is substantially likely that one of the foregoing events will occur, either with respect to the Company or the Business Unit.

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